Exhibit 99.1
COMPANY NEWS RELEASE

AGCO Corporation 4205 River Green Parkway Duluth, GA USA 30096-2568 www.agcocorp.com

Telephone 770.813.9200
FOR IMMEDIATE RELEASE
Wednesday, October 26, 2005

CONTACT:	Andy Beck
Senior Vice President and
Chief Financial Officer
(770) 813-6083
AGCO REPORTS THIRD QUARTER RESULTS
Weaker Market Conditions in Key Markets Impact Results and Forecast
     DULUTH, GA — October 26 — AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported net income of $0.31 per share for the third quarter of 2005. Adjusted net income, which excludes restructuring and other infrequent expenses, was also $0.31 per share for the third quarter of 2005. These results compare to reported net income of $0.36 per share and adjusted net income of $0.38 per share for the third quarter of 2004. Net sales for the third quarter of 2005 were $1.2 billion, an increase of approximately 1% over 2004.
     For the first nine months of 2005, net income was $1.01 per share compared to $1.18 per share in 2004. Adjusted net income, which excludes restructuring and other infrequent expenses and costs associated with a June 2005 bond redemption, was $1.16 per share for the first nine months of 2005 compared to $1.22 per share in 2004. Net sales for the first nine months of 2005 increased approximately 9% to $4.1 billion.
     “Despite challenging market conditions in key markets, we are pleased that our third quarter results were within the range of our previous guidance,” stated Martin Richenhagen, President and Chief Executive Officer. “Continued sales and margin improvement in our Europe/Africa/Middle East region served to offset a portion of the impact of the severe market decline in South America.”
     “Market conditions in South America and in Western Europe have softened further in the third quarter which we believe will extend for the balance of the year,” stated Mr. Richenhagen. “In addition, dry weather conditions in portions of North America have negatively impacted demand. As a result, we have adjusted our production schedules in the fourth quarter to support the reduction of inventories by the end of the year. As these market factors and production changes will lower our earnings for the fourth quarter, our focus will be on retail sales and cash flow. In addition, we continue to make progress in our various initiatives involving product development, manufacturing, purchasing and marketing, which are focused on improving our market position and generating better long-term returns.”

Third Quarter and Year-to-Date Results
     For the third quarter of 2005, AGCO reported net sales of $1,233.6 million and net income of $27.8 million, or $0.31 per share. Adjusted net income, excluding restructuring and other infrequent income, was $27.7 million, or $0.31 per share. For the third quarter of 2004, AGCO reported net sales of $1,216.5 million and net income of $34.8 million, or $0.36 per share. Adjusted net income, excluding restructuring and other infrequent expenses, in the third quarter of 2004 was $36.5 million, or $0.38 per share. The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the quarters ended September 30, 2005 and 2004:

		2005			2004
			(in millions, except per share data)
			Earnings			Earnings
	Operating	Net	Per	Operating	Net	Per
	Income	Income(1)	Share(1)	Income	Income(1)	Share(1)
As adjusted	$58.8	$27.7	$0.31	$73.8	$36.5	$0.38
Restructuring and other infrequent (income) expenses(2)	—	(0.1)	—	1.7	1.7	0.02
As reported	$58.8	$27.8	$0.31	$72.1	$34.8	$0.36

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent income recorded in the third quarter of 2005 relates primarily to the reversal of a previously established provision associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations. This reversal was offset by charges incurred associated with the Company’s rationalization of its Valtra European sales operations. The Company did not record a tax provision associated with the provision reversal relating to the Randers rationalization. The restructuring and other infrequent expenses recorded in the third quarter of 2004 primarily related to severance charges incurred associated with the Randers rationalization. The Company did not record a tax benefit associated with these charges during 2004. See Note 1 to our Condensed Consolidated Financial Statements for further explanation.
     For the first nine months of 2005, AGCO reported net sales of $4,064.8 million and net income of $95.4 million, or $1.01 per share. Adjusted net income, excluding restructuring and other infrequent income and bond redemption costs, was $109.4 million, or $1.16 per share. For the first nine months of 2004, AGCO reported net sales of $3,739.2 million and net income of $108.1 million, or $1.18 per share. Adjusted net income, excluding restructuring and other infrequent expenses, in the first nine months of 2004 was $111.8 million, or $1.22 per share. The following is a reconciliation of adjusted operating income, net income and earnings per share to reported operating income, net income and earnings per share for the nine months ended September 30, 2005 and 2004:

		2005			2004
			(in millions, except per share data)
			Earnings			Earnings
	Operating	Net	Per	Operating	Net	Per
	Income	Income(1)	Share(1)	Income	Income(1)	Share(1)
As adjusted	$221.2	$109.4	$1.16	$235.3	$111.8	$1.22
Restructuring and other infrequent expenses (income)(2)	0.2	(0.1)	—	1.1	3.7	0.04
Bond redemption costs(3)	—	14.1	0.15	—	—	—
As reported	$221.0	$95.4	$1.01	$234.2	$108.1	$1.18

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first nine months of 2005 relates primarily to the gain on sale of machinery and equipment associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations of $1.5 million on a pre-tax basis ($1.5 million after-tax). This gain was offset by $0.8 million of pre-tax net charges ($0.8 million after-tax) associated with the Randers rationalization, as well as $0.9 million of pre-tax charges ($0.6 million after-tax) related to the Company’s rationalization of its Finnish tractor manufacturing, sales and parts operations. The Company did not record a tax provision or benefit associated with the gain or charges relating to the Randers rationalization. The restructuring and other infrequent expenses recorded in the first nine months of 2004 primarily related to the write-down of property, plant and equipment and severance charges associated with the Randers rationalization, offset by gains on the sale of the Company’s Coventry, England facility and related machinery and equipment (which was closed in 2003), as well as the reversal of certain Coventry closure reserves. See Note 1 to our Condensed Consolidated Financial Statements for further explanation.

(3)	On June 23, 2005, AGCO redeemed its $250 million 9 1/2% Senior Notes due 2008 at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. At the time of the redemption, AGCO recorded interest expense for the premium of approximately $11.9 million, or $0.12 per share, and approximately $2.2 million, or $0.02 per share, for the write-off of the remaining balance of the deferred debt issuance costs. Rounding may impact the summation of these per share amounts.
     AGCO’s net sales increased 1.4% for the third quarter and 8.7% for the first nine months of 2005. Excluding the impact of currency translation, AGCO’s net sales declined 1.4% during the third quarter and increased 4.8% during the first nine months of 2005. For the third quarter and first nine months of 2005, net sales increased primarily in the North America and Europe/Africa/Middle East regions, offset by significant sales declines in South America. Adjusted operating income decreased $15.0 million for the third quarter and $14.1 million for the first nine months of 2005 compared to 2004 primarily due to lower operating income in South America, partially offset by improvements in the Europe/Africa/Middle East region. Operating margins declined in 2005 primarily as a result of reduced margins in South America due to a significant reduction in industry demand and the impact of the strengthening Brazilian Real.
     In AGCO’s Europe/Africa/Middle East operations, operating income improved $15.0 million in the third quarter and $60.9 million for the first nine months of 2005 compared to 2004. Operating margins improved resulting from better productivity, new product introductions, expense control and pricing. Operating income in AGCO’s South America operations decreased by $22.7 million for the third quarter and $67.6 million for the first nine months of 2005. Market conditions continued to deteriorate in the third quarter and, as a result, AGCO’s sales in South America, excluding currency impacts, were approximately 35% and 27% lower in the third quarter and first nine months, respectively. In addition to the impact of the sales decline, operating income in South America was negatively impacted by lower production, unfavorable sales mix and the continued strengthening of the Brazilian Real on sales outside of Brazil. In North America, operating income decreased $7.2 million in the third quarter and $5.2 million for the first nine months of 2005 compared to 2004. Operating income was lower as a result of higher costs from the impact of the weak dollar on products produced primarily in Brazil, higher warranty costs and increased engineering expenses related to new products. Operating income in the Asia/Pacific region was relatively flat for the third quarter and the first nine months of 2005 compared to 2004.
     Regional Market Results
     North America — Industry unit retail sales of tractors for the first nine months of 2005 decreased approximately 1% over the comparable prior year period resulting from a decrease in the compact tractor segment, offset by increases in the utility and high horsepower segments. Industry unit retail sales of combines for the first nine months were approximately 7% higher than the prior year. AGCO’s unit retail sales of tractors were higher for the first nine months of 2005 over 2004, while unit retail sales of combines were lower for 2005 compared to 2004.
     Western Europe — Industry unit retail sales of tractors for the first nine months of 2005 were approximately 3% lower than the comparable prior year period. For the third quarter, retail tractor demand declined approximately 8% versus the prior year. Retail demand for the first nine months of 2005 improved in Italy and Germany but declined in Spain, France, the United Kingdom and Finland. AGCO’s unit retail sales for the first nine months of 2005 were also below the comparable prior year period.
     South America — Industry unit retail sales of tractors and combines for the first nine months of 2005 decreased approximately 22% and 64%, respectively, compared to the prior year. Retail sales in the major market of Brazil declined approximately 38% for tractors and 75% for combines for the first nine months of 2005 compared to 2004. AGCO’s South American unit retail sales of tractors and combines also declined significantly in the first nine months of 2005 compared to 2004.
     Rest of World Markets — Outside of North America, Western Europe and South America, AGCO’s net sales for the first nine months of 2005 were approximately 38% higher than 2004 due to higher sales in the Middle East and Eastern Europe.
     Industry equipment demand continued to soften in the third quarter in most major markets. In North America, drought conditions in certain areas of the United States impacted recent demand although full year industry demand of higher horsepower equipment is expected to remain above 2004 levels. In Western Europe, industry demand has softened as a result of dry weather conditions in certain regions of Southern Europe, as well as uncertainty related to Common Agricultural Policy farm subsidy reforms. For the balance of the year, industry demand in Western Europe is expected to continue to be weaker than the prior year. In South America, industry demand has declined significantly due to drought conditions in Southern Brazil and reduced farm profits resulting from both lower commodity prices and the continued strengthening of the Brazilian Real. Industry demand in South America for the balance of 2005 is expected to remain significantly weaker than 2004.

     “While industry conditions in some of our key markets continue to be a challenge, we have been pleased with our retail sales performance and customer response to our improved product offering and distribution network,” stated Mr. Richenhagen. “In addition, to further support our focus on the growing professional farming sector, we will introduce new products in 2006, including higher horsepower tractors and larger combines and balers.”
     Outlook
     As a result of weaker industry conditions described above in South America and Western Europe, AGCO projects net sales in the fourth quarter to decline compared to 2005. Production levels for the fourth quarter are projected to be substantially lower than the prior year resulting from the phasing of the 2005 production plan and recent adjustments to reduce current inventory levels. These adjustments are expected to support strong cash flow generation in the fourth quarter. Operating income is expected to be negatively affected by lower sales volumes, lower production levels and unfavorable currency impacts. Adjusted net income per share, excluding restructuring and other infrequent expenses, is expected to range between $0.32 and $0.37 for the fourth quarter of 2005. On a full year basis, adjusted net income per share is expected to be between $1.48 to $1.53 per share. Reported earnings per share for the full year is expected to range from $1.32 to $1.37. Operating income for the full year is expected to be below the prior year due to lower profitability in South America partially offset by improvements in other regions, particularly in the Europe/Africa/Middle East region. In addition, AGCO’s results will include an expected 20% increase in engineering expenses in 2005 for new product introductions, common product platform designs and the expansion of the Company’s engine production.
     “We will concentrate on improving our balance sheet and cash position at year-end,” stated Mr. Richenhagen. “We also expect to complete the year with improved results in all of our regions with the exception of South America. We believe these results will demonstrate that our initiatives to improve productivity and our market position are effective.”
     Safe Harbor Statement
     Statements which are not historical facts, including projections of future sales, net income, earnings, operating income, cash flow, production levels, engineering expenses and market conditions, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. Although the Company believes that the statements it has made are based on reasonable assumptions, they are based on current information and beliefs and, accordingly, the Company can give no assurance that its statements will be achieved. The Company bases its outlook on key operating, economic and agricultural data which are subject to change including, but not limited to: farm cash income, worldwide demand for agricultural products, commodity prices, grain stock levels, weather, crop production, farmer debt levels, existing government programs and farm-related legislation. Additionally, the Company’s financial results are sensitive to movement in interest rates and foreign currencies, as well as general economic conditions, pricing and product actions taken by competitors, customer acceptance of product introductions, the success of its facility rationalization process and other cost cutting measures, availability of governmental subsidized financing programs, production disruptions, and changes in environmental, international trade and other laws which impact the way in which it conducts its business. Further information concerning factors that could significantly affect the Company’s results is included in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2004. The Company disclaims any obligation to update any forward-looking statements.
* * * * *
     The Company will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Wednesday, October 26, 2005. Interested persons can access the conference call via the Company’s website at www.agcocorp.com. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on the Company’s website.
* * * * *
     AGCO Corporation, headquartered in Duluth, Georgia, is a global manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,900 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. In 2004, AGCO had net sales of $5.3 billion.
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     Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30,	December 31,
	2005	2004
ASSETS
Current Assets:
Cash and cash equivalents	$27.3	$325.6
Accounts and notes receivable, net	791.3	823.2
Inventories, net	1,304.2	1,069.4
Deferred tax assets	107.3	127.5
Other current assets	91.0	58.8

Total current assets	2,321.1	2,404.5
Property, plant and equipment, net	546.0	593.3
Investment in affiliates	160.2	114.5
Deferred tax assets	130.5	146.1
Other assets	64.6	70.1
Intangible assets, net	218.7	238.2
Goodwill	704.4	730.6

Total assets	$4,145.5	$4,297.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.5	$6.9
Accounts payable	540.2	601.9
Accrued expenses	573.7	660.3
Other current liabilities	139.0	89.9

Total current liabilities	1,259.4	1,359.0
Long-term debt, less current portion	1,018.6	1,151.7
Pensions and postretirement health care benefits	227.7	247.3
Other noncurrent liabilities	105.0	116.9

Total liabilities	2,610.7	2,874.9

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	894.7	893.2
Retained earnings	889.2	793.8
Unearned compensation	(0.1)	(0.2)
Accumulated other comprehensive loss	(249.9)	(265.3)

Total stockholders’ equity	1,534.8	1,422.4

Total liabilities and stockholders’ equity	$4,145.5	$4,297.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2005	2004
Net sales	$1,233.6	$1,216.5
Cost of goods sold	1,014.6	989.9

Gross profit	219.0	226.6
Selling, general and administrative expenses (includes restricted stock compensation expense of $0.2 million and $0.1 million for the three months ended September 30, 2005 and 2004, respectively)	126.2	122.6
Engineering expenses	29.9	26.3
Restructuring and other infrequent expenses	—	1.7
Amortization of intangibles	4.1	3.9

Income from operations	58.8	72.1
Interest expense, net	15.8	16.4
Other expense, net	8.8	7.2

Income before income taxes and equity in net earnings of affiliates	34.2	48.5
Income tax provision	12.7	18.6

Income before equity in net earnings of affiliates	21.5	29.9
Equity in net earnings of affiliates	6.3	4.9

Net income	$27.8	$34.8

Net income per common share:
Basic	$0.31	$0.39

Diluted	$0.31	$0.36

Weighted average number of common and common equivalent shares outstanding:
Basic	90.4	90.2

Diluted	90.7	99.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2005	2004
Net sales	$4,064.8	$3,739.2
Cost of goods sold	3,355.1	3,051.1

Gross profit	709.7	688.1
Selling, general and administrative expenses (includes restricted stock compensation expense of $0.3 million and $0.4 million for the nine months ended September 30, 2005 and 2004, respectively)	384.1	363.7
Engineering expenses	92.0	77.4
Restructuring and other infrequent expenses	0.2	1.1
Amortization of intangibles	12.4	11.7

Income from operations	221.0	234.2
Interest expense, net	64.7	61.8
Other expense, net	27.8	15.5

Income before income taxes and equity in net earnings of affiliates	128.5	156.9
Income tax provision	50.6	63.6

Income before equity in net earnings of affiliates	77.9	93.3
Equity in net earnings of affiliates	17.5	14.8

Net income	$95.4	$108.1

Net income per common share:
Basic	$1.06	$1.27

Diluted	$1.01	$1.18

Weighted average number of common and common equivalent shares outstanding:
Basic	90.4	84.9

Diluted	96.6	94.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$95.4	$108.1

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	66.7	62.2
Deferred debt issuance cost amortization	6.2	11.7
Amortization of intangibles	12.4	11.7
Restricted stock compensation	0.2	0.3
Equity in net earnings of affiliates, net of cash received	(14.7)	(7.2)
Deferred income tax (benefit) provision	(1.5)	5.3
(Gain on sale) write-down of property, plant and equipment	(1.9)	0.1
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(3.7)	(100.4)
Inventories, net	(271.7)	(157.5)
Other current and noncurrent assets	(16.8)	(27.5)
Accounts payable	(10.2)	73.7
Accrued expenses	(28.7)	44.7
Other current and noncurrent liabilities	(17.7)	(5.0)

Total adjustments	(281.4)	(87.9)

Net cash (used in) provided by operating activities	(186.0)	20.2

Cash flows from investing activities:
Purchase of property, plant and equipment	(44.8)	(46.8)
Proceeds from sales of property, plant and equipment	9.5	39.8
Purchase of businesses, net of cash acquired	—	(766.3)
(Investments in) proceeds from the sale of unconsolidated affiliates	(22.5)	0.2

Net cash used in investing activities	(57.8)	(773.1)

Cash flows from financing activities:
(Payment of) proceeds from debt obligations, net	(46.7)	393.0
Payment of debt issuance costs	—	(20.9)
Proceeds from issuance of common stock	1.4	301.7

Net cash (used in) provided by financing activities	(45.3)	673.8

Effect of exchange rate changes on cash and cash equivalents	(9.2)	0.3

Decrease in cash and cash equivalents	(298.3)	(78.8)
Cash and cash equivalents, beginning of period	325.6	147.0

Cash and cash equivalents, end of period	$27.3	$68.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During the first nine months of 2005, the Company recorded restructuring and other infrequent expenses of approximately $0.2 million. The net charges include a $1.5 million gain on the sale of property, which was recorded during the second quarter of 2005, related to the completion of auctions of machinery and equipment associated with the rationalization of the Randers, Denmark combine manufacturing operations. The gain was offset by $0.6 million and $0.3 million of costs, recorded in the first quarter and second quarter of 2005, respectively, associated with the Randers rationalization. These charges consisted primarily of employee retention payments and other facility closure costs. During the third quarter of 2005, the Company reversed $0.1 million of previously established provisions related to the Randers rationalization regarding retention payments as employee retention claims were finalized during the quarter. In addition, during the first quarter of 2005, the Company incurred and recorded approximately $0.3 million of contract termination costs associated with the rationalization of its Valtra European parts distribution operations and $0.1 million of severance costs associated with the rationalization of certain administrative functions of its Finnish tractor manufacturing operations. The Company also recorded approximately $0.4 million and $0.1 million of costs during the second quarter and third quarter of 2005, respectively, associated with the announced closure of several of its Valtra European sales offices.
     During the first nine months of 2004, the Company recorded restructuring and other infrequent income of approximately $1.1 million, primarily related to a $6.9 million net gain on the sale of land, buildings and improvements associated with the Company’s Coventry, England tractor manufacturing facility and a $2.0 million gain on the sale of machinery and equipment and reserve reversals related to the Coventry closure. These gains were offset by an $8.0 million write-down of property, plant and equipment associated with the Randers rationalization, $1.7 million of severance costs associated with the Randers rationalization and $0.3 million of restructuring charges associated with various European and U.S. rationalization initiatives.
2. LONG-TERM DEBT
     Long-term debt consisted of the following at September 30, 2005 and December 31, 2004 (in millions):

	September 30,	December 31,
	2005	2004
Credit facility	$573.7	$424.7
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
9 1/2% Senior notes due 2008	—	250.0
6 7/8% Senior subordinated notes due 2014	240.5	271.1
Other long-term debt	9.6	11.5

	1,025.1	1,158.6
Less: Current portion of long-term debt	(6.5)	(6.9)

Total long-term debt, less current portion	$1,018.6	$1,151.7

     On June 23, 2005, the Company completed the redemption of its $250 million 9 1/2% senior notes due 2008. The Company redeemed the notes at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. The premium of approximately $11.9 million and the write-off of the remaining balance of deferred debt issuance costs of approximately $2.2 million, were recognized in interest expense, net during the second quarter of 2005. The funding source for the redemption was a combination of cash generated from the transfer of North American wholesale interest-bearing receivables to the Company’s U.S. and Canadian retail finance joint ventures, AGCO

Finance LLC and AGCO Finance Canada, Ltd., as well as from revolving credit facility borrowings and available cash on hand (Note 4).
     On June 29, 2005, the Company completed an exchange of its $201.3 million 1 3/4% convertible senior subordinated notes, exchanging its then existing convertible notes for new notes (Note 5).
3. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.
     Inventories at September 30, 2005 and December 31, 2004 were as follows (in millions):

	September 30,	December 31,
	2005	2004
Finished goods	$695.9	$432.5
Repair and replacement parts	319.7	313.2
Work in process	80.7	103.6
Raw materials	207.9	220.1

Inventories, net	$1,304.2	$1,069.4

4. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States, Canadian and European securitization facilities. Outstanding funding under these facilities totaled approximately $444.5 million at September 30, 2005 and $458.9 million at December 31, 2004. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $5.9 million and $3.7 million for the three months ended September 30, 2005 and 2004, respectively, and $16.5 million and $11.3 million for the nine months ended September 30, 2005 and 2004, respectively .
     During the second quarter of 2005, the Company completed an agreement to transfer, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its U.S. and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company and the Company will continue to service the receivables. The initial transfer of the wholesale interest-bearing receivables resulted in net proceeds of approximately $94 million, which were used to redeem the Company’s $250 million senior notes (Note 2). As of September 30, 2005, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $84.8 million.
5. EARNINGS PER SHARE
     During the fourth quarter of 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF Issue No. 04-08 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether a market price trigger has been met. The Company adopted the statement during the fourth quarter of 2004 and included approximately 9.0 million additional shares of common stock that may have been issued upon conversion of the Company’s former 1 3/4% convertible senior subordinated notes in its diluted earnings per share calculation for the three months ended September 30,

2004 and the nine months ended September 30, 2004. In addition, diluted earnings per share are required to be restated for each period that the former convertible notes were outstanding. The convertible notes were issued on December 23, 2003. As the Company is not benefiting losses in the United States for tax purposes, the interest expense associated with the convertible notes included in the diluted earnings per share calculation does not reflect a tax benefit. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and nine months ended September 30, 2005 and 2004 is as follows (in millions, except per share amounts):

	Three Months Ending September 30,		Nine Months Ending September 30,
	2005	2004	2005	2004
Basic net income per share:
Net income	$27.8	$34.8	$95.4	$108.1

Weighted average number of common shares outstanding	90.4	90.2	90.4	84.9

Basic net income per share	$0.31	$0.39	$1.06	$1.27

Diluted net income per share:
Net income	$27.8	$34.8	$95.4	$108.1
After-tax interest expense on contingently convertible senior subordinated notes	—	1.2	2.3	3.5

Net income for purposes of computing diluted net income per share	$27.8	$36.0	$97.7	$111.6

Weighted average number of common shares outstanding	90.4	90.2	90.4	84.9
Dilutive stock options and restricted stock awards	0.3	0.4	0.3	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	—	9.0	5.9	9.0

Weighted average number of common and common share equivalents outstanding for purposes of computing diluted earnings per share	90.7	99.6	96.6	94.3

Diluted net income per share	$0.31	$0.36	$1.01	$1.18

     On June 29, 2005, the Company completed an exchange of its $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes. AGCO exchanged substantially all of its existing convertible notes for new notes which provide for (i) the settlement upon conversion in cash up to the principal amount of the converted new notes with any excess conversion value settled in shares of AGCO common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions occurring prior to December 10, 2010, but otherwise are substantially the same as the old notes. The impact of the exchange resulted in an initial reduction in the diluted weighted average shares outstanding of approximately 9.0 million shares. In the future, dilution of weighted shares outstanding will depend on the Company’s stock price once the market price trigger or other specified conversion circumstances have been met (Note 2).

6. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. Segment results for the three months and nine months ended September 30, 2005 and 2004 are as follows (in millions):

Three Months Ended	North	South	Europe/Africa	Asia/
September 30,	America	America	/Middle East	Pacific	Consolidated
2005
Net sales	$350.2	$167.9	$658.5	$57.0	$1,233.6
Income from operations	1.6	13.1	48.3	10.1	73.1

2004
Net sales	$329.2	$214.2	$622.6	$50.5	$1,216.5
Income from operations	8.8	35.8	33.3	9.3	87.2

Nine Months Ended	North	South	Europe/Africa	Asia/
September 30,	America	America	/Middle East	Pacific	Consolidated
2005
Net sales	$1,208.2	$505.5	$2,200.9	$150.2	$4,064.8
Income from operations	24.1	36.4	177.0	25.3	262.8

2004
Net sales	$1,014.0	$602.3	$1,983.6	$139.3	$3,739.2
Income from operations	29.3	104.0	116.1	24.4	273.8
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Segment income from operations	$73.1	$87.2	$262.8	$273.8
Corporate expenses	(10.0)	(9.4)	(28.9)	(26.4)
Restricted stock compensation expense	(0.2)	(0.1)	(0.3)	(0.4)
Restructuring and other infrequent expenses	—	(1.7)	(0.2)	(1.1)
Amortization of intangibles	(4.1)	(3.9)	(12.4)	(11.7)

Consolidated income from operations	$58.8	$72.1	$221.0	$234.2